Exhibit 99

Contacts
Media:	Julie Craven
507-437-5345
Investors:	Fred Halvin
507-437-5007

HORMEL FOODS ACQUIRES BURKE CORPORATION

Acquisition Accretive, Strengthens Hormel Foods’ Foodservice Business

AUSTIN, Minn. – (Aug. 23, 2007) Hormel Foods Corporation (NYSE: HRL) today announced it has purchased privately-held Burke Corporation, a manufacturer and marketer of pizza-toppings and other fully-cooked meat products, for approximately $110 million. The company anticipates annual net sales of $125 million, and expects the deal to be accretive to its fiscal 2008 earnings.

“Hormel Foods is a leader in pepperoni, and the addition of Burke Corp. strengthens our position in the pizza-topping industry by expanding our offerings to foodservice customers,” said Jeffrey M. Ettinger, chairman of the board, president and CEO, Hormel Foods. “This acquisition increases our production efficiencies and adds manufacturing capabilities, enabling Hormel Foods to grow in this important category.”

Burke Corp. manufactures and markets pizza-toppings and other fully-cooked meat products primarily for restaurants, foodservice establishments and manufacturers of frozen entrees and appetizers. Product lines include traditional pizza meat toppings, meatballs, Mexican meat fillings and breakfast meats.

“The cultural similarities between Hormel Foods and Burke Corp. made the decision to move forward with this transaction an easy one,” said Bill Burke, Jr. “Our new relationship with Hormel Foods will allow us to continue, and even strengthen, our focus on customers and fellow Team Members, who consistently produce high quality products.”

Burke Corp. operates its main facility in Nevada, Iowa, and another in Ames, Iowa.  These facilities increase Hormel Foods’ production capabilities of fully-cooked meat products and pizza-toppings.

Burke Corp. was established in 1974 by William J. Burke, Sr., and has 239,000 square feet of production capacity. As part of Hormel Foods’ Refrigerated Foods business segment, Burke Corp. will continue to be run by Bill Burke, Jr.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements that appears on pages 26-31 in the company’s Form 10-Q for the quarter ended April 29, 2007, which can be accessed at www.hormel.com under “Investor-SEC Filings.”